Exhibit 99.2

FOR IMMEDIATE RELEASE	For further information contact: Fred G. Kowal, Chairman of the Board Chief Executive Officer 845 - 986 - 2206

WARWICK COMMUNITY BANCORP, INC. ANNOUNCES
QUARTERLY DIVIDEND

Warwick, New York, January 21, 2004 - Warwick Community Bancorp, Inc. (NASDAQ: WSBI), the holding company for The Warwick Savings Bank, announced that its Board of Directors has declared a dividend on its common stock of $0.15 per share. The dividend will be payable on February 13, 2004 to shareholders of record at the close of business on February 1, 2004.

Warwick Community Bancorp, Inc. is the holding company for The Warwick Savings Bank, a New York state chartered stock savings bank, and The Towne Center Bank, a New Jersey state chartered commercial bank. The Warwick Savings Bank was originally founded in 1875 and is a community-oriented savings institution offering a variety of financial services to meet the needs of the communities it serves. The Towne Center Bank was founded in 1999. The Warwick Savings Bank maintains its headquarters in the village of Warwick in Orange County, New York and operates additional branches in the village of Monroe, the town of Woodbury, the town of Newburgh, the town of Wallkill, and the village of Goshen, Orange County, New York, and the town of Carmel, Putnam County, New York. The Towne Center Bank is headquartered in the town of Lodi, in Bergen County, New Jersey and operates an additional branch in the borough of Moonachie, in Bergen County, New Jersey. Both banks' deposits are insured up to the maximum allowable amount by the Bank Insurance Fund of the FDIC.